UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2007

MYRIAD GENETICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-26642	87-0494517
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 Wakara Way

Salt Lake City, Utah 84108

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (801) 584-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

The disclosure provided under Item 5.02(c) below is incorporated herein by reference.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(a) Not applicable.

(b) The disclosure provided under Item 5.02(c) below is incorporated herein by reference.

(c) On November 1, 2007, Myriad Genetics, Inc. (“Myriad” or the “Company”) announced the retirement of Jay M. Moyes as Chief Financial Officer and Treasurer and the promotion of James S. Evans to fill those roles, each effective as of November 1, 2007.

Mr. Evans, age 44, joined Myriad in 1995 and served as Myriad’s Corporate Controller from 1995 until July 2005, when he was named Vice President of Finance. Mr. Evans began his career in the Audit/Attestation division of the international accounting firm KPMG, LLP, where he held several positions. He worked as the Controller for Genmark, Inc. and Shaperite Concepts, Ltd. prior to joining Myriad. Mr. Evans received a B.S. and Master of Accounting degrees from Brigham Young University and is a Certified Public Accountant licensed in the State of Utah.

Upon his initial employment in 1995, Mr. Evans entered into an Employment Agreement with the Company with no defined term. Pursuant to the Employment Agreement, either party may terminate Mr. Evans’ employment without cause at any time upon 15 days written notice to the other party or immediately with cause upon written notice to the other party. The Employment Agreement also provides that Mr. Evans will not disclose confidential information of the Company during and after employment and will not compete with the Company during the term of employment. A copy of the Employment Agreement is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.02.

Since the date of Mr. Evans’ Employment Agreement, the compensation paid to Mr. Evans has been increased. In conjunction with his promotion, Mr. Evans will receive an annual base salary of $300,000 per year. He will also be eligible to receive an annual cash bonus and stock options in such amounts to be determined by the Compensation Committee under the Company’s compensation program, as described under the heading “Executive Compensation — Compensation Discussion and Analysis — Elements of Our Compensation Program” in the Company’s definitive proxy statement for its 2007 annual meeting of stockholders, as filed with the Securities and Exchange Commission on October 15, 2007 (the “Proxy Statement”).

In 2005, Mr. Evans also entered into the Company’s standard form of Executive Retention Agreement for executive officers (the “Retention Agreement”). Under the terms of the Retention Agreement, if Mr. Evans is terminated without “Cause” or he separates from the Company for “Good Reason” within 24 months of a “Change in Control” (each as defined in the Retention Agreement), Mr. Evans will receive: (i) all salary earned through the date of termination, as well as a pro rata bonus and any compensation

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previously deferred; (ii) an amount equal to three times Mr. Evans’ highest annual base salary and three times his highest annual bonus at the Company during the three-year period prior to the Change in Control; (iii) continued benefits for 36 months after the date of termination; (iv) outplacement services in an aggregate amount of up to $25,000; and (v) a gross-up payment with respect to any excise taxes or penalties due on account of any payments made to the executive under the Retention Agreement. In addition, upon the occurrence of a Change in Control, all of Mr. Evans’ stock options shall become fully vested.

Unless the terms of the Retention Agreement are either satisfied or expire on the date which is 24 months after a Change in Control, the Retention Agreement shall continue in effect through December 31, 2015 and thereafter for one year terms unless the Company provides notice of non-renewal at least 90 days prior to the end of each term. Additional information about the Retention Agreement is set forth under the heading “Executive Compensation — Potential Payments Upon Termination or Change-in-Control” in the Proxy Statement. A copy of the Retention Agreement was previously filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2005, File No. 0-26642.

On November 1, 2007, the Company also entered into a Resignation Agreement with Mr. Moyes. Pursuant to the Resignation Agreement, Myriad will pay Mr. Moyes $380,000, less all applicable taxes and withholding amounts, in order to (i) retain Mr. Moyes as a non-employee consultant to provide up to 200 hours of consulting services to Myriad through December 31, 2007, and (ii) provide Mr. Moyes a bonus payment for the accomplishment of his FY 2008 management business objectives through the date of his retirement, as well as his contributions to the success of the Company during his 14 years of service to Myriad. The Resignation Agreement also provides for the release of all claims by Mr. Moyes against the Company, subject to specified exceptions, and the release of all claims by the Company against Mr. Moyes. A copy of the Resignation Agreement is attached hereto as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.02.

(d) Not applicable.

(e) The disclosure provided under Item 5.02(c) above is incorporated herein by reference.

(f) Not applicable.

ITEM 9.01	Financial Statements and Exhibits.

(d)

Exhibit Number	Description

10.1	Employment Agreement between Myriad Genetics, Inc. and Mr. James S. Evans dated March 3, 1995.

10.2	Resignation Agreement between Myriad Genetics, Inc. and Mr. Jay M. Moyes dated November 1, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYRIAD GENETICS, INC.

Date: November 5, 2007	By:	/s/ Peter D. Meldrum
Peter D. Meldrum
President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement between Myriad Genetics, Inc. and Mr. James S. Evans dated March 3, 1995.

10.2	Resignation Agreement between Myriad Genetics, Inc. and Mr. Jay M. Moyes.

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